Exhibit 12.1

                         MOHEGAN TRIBAL GAMING AUTHORITY
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   Fiscal Years Ended September 30,
                                         2001        2000        1999        1998      1997(1)
                                       --------    --------    --------    --------   --------
                                                     (in thousands, except ratios)
Income from continuing operations      $214,532    $146,608    $    320    $ 88,148   $ 39,374
Amortization of capitalized interest        794         794         794         794        794
Fixed charges                            65,626      50,904      58,442      51,055     46,327
Capitalized interest                    (40,715)     (9,880)       (534)         --         --
                                       --------    --------    --------    --------   --------
Earnings                               $240,237    $188,426    $ 59,022    $139,997   $ 86,495
                                       ========    ========    ========    ========   ========

Interest expense                       $ 20,375    $ 37,799    $ 55,595    $ 50,172   $ 45,095
Capitalized interest                     40,715       9,880         534          --         --
Amortization of financing fees            4,536       3,225       2,313         883      1,232
                                       --------    --------    --------    --------   --------

Total Fixed Charges                    $ 65,626    $ 50,904    $ 58,442    $ 51,055   $ 46,327
                                       ========    ========    ========    ========   ========

Ratio of earnings to fixed charges         3.66x       3.70x       1.01x       2.74x      1.87x
                                       ========    ========    ========    ========   ========

____________________

(1)  The Authority commenced operations at Mohegan Sun on October 12, 1996.